Delisting Determination, The Nasdaq Stock Market, LLC, June 11, 2025, MultiMetaVerse Holdings Limited.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of MultiMetaVerse Holdings Limited effective at the opening of the trading session on July 3, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(2).
The Company was notified of the Staff determination on October 15, 2024. On October 21, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On December 11, 2024, the hearing was held. On January 7, 2025, the Panel reached a decision and a Decision letter was issued on January 9, 2025.
On January 9, 2025, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company securities were suspended on January 9, 2025. The Staff determination to delist the Company securities became final on February 24, 2025.